EXHIBIT 99.1

MannKind Corporation Reports 2020 First Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

•	1Q 2020 Afrezza Net Revenue of $8.0 million; +58% vs. 1Q 2019
•	1Q 2020 Afrezza gross profit 48% vs. 21% in 1Q 2019
•	Non-GAAP Net Cash Used in Operating Activities in 1Q 2020 was $11.2 million; a reduction of 53% vs. 1Q 2019

WESTLAKE VILLAGE, Calif., May 6, 2020 (GLOBE NEWSWIRE) -- MannKind Corporation (NASDAQ:MNKD) today reported financial results for the quarter ended March 31, 2020.

“We are pleased to report first quarter Afrezza net revenue of $8.0 million, which is 58% higher than the same quarter in 2019,” said Michael Castagna, Chief Executive Officer of MannKind Corporation.  ”We believe that some of the increased revenue this quarter reflects the impact of patients stocking up on extra refills in advance of the stay-at-home orders that have since been implemented across the country.  In response to the COVID-19 pandemic, we have rapidly implemented digital tools and programs to help our sales force and our Afrezza prescribers navigate this challenging time for our healthcare system.  In addition, our manufacturing and development team in Connecticut remain focused on maintaining supply of Afrezza and meeting our obligations under our collaboration with United Therapeutics.”

Total revenues were $16.2 million for the first quarter of 2020, reflecting Afrezza net revenue of $8.0 million and collaboration and services revenue of $8.2 million. Afrezza net revenue increased 58% compared to $5.1 million in the first quarter of 2019, primarily driven by higher product demand as well as a price increase and a more favorable mix of cartridges. Collaboration and services revenue for the first quarter of 2020 decreased $4.2 million compared to the first quarter of 2019, primarily due to the substantial completion of the research agreement with United Therapeutics in the second quarter of 2019.

Afrezza gross profit for the first quarter of 2020 was $3.8 million vs. $1.1 million in the same period of 2019, a 263% increase that was driven primarily by higher Afrezza revenue.    Cost of goods sold increased by $0.1 million which included an increase related to Afrezza unit sales growth and an inventory write-off offset by a greater amount of costs capitalized to inventory due to a higher volume of manufacturing activities in the first quarter of 2020. Gross margin in the first quarter of 2020 increased to 48%, our highest gross margin to date, from 21% for the same quarter in 2019, primarily due to higher Afrezza revenue.

Selling, general and administrative expenses for the first quarter of 2020 were $14.4 million compared to $25.7 million for the first quarter of 2019. This 44% decrease was primarily due to $9.3 million spent on direct-to-consumer television advertising in 2019, which was not repeated in 2020, a $1.1 million decrease in promotional and marketing activities and $0.8 million decrease in personnel and employee related costs.

Net interest expense for the first quarter of 2020 was $2.2 million compared to $1.4 million for the first quarter of 2019. This $0.8 million increase was due to a higher balance of outstanding principal and an increase in the interest rate of certain promissory notes.

The net loss for the first quarter of 2020 was $9.3 million, or $0.04 per share, compared to a $14.9 million net loss in the first quarter of 2019, or $0.08 per share. The lower net loss is mainly attributable to a decrease in operating expenses of $7.6 million. The reduction in the net loss per share was impacted by the lower operating expenses and a greater number of outstanding shares.

Cash, cash equivalents and restricted cash at March 31, 2020 was $39.2 million compared to $50.2 million at December 31, 2019, which also included short-term investments of $20.0 million. The decrease was primarily due to net cash used in operating activities of $11.2 million in the first quarter of 2020.

Non-GAAP Measures

Certain financial information contained in this press release is presented on both a reported basis (GAAP) and a non-GAAP basis.  Reported results were prepared in accordance with GAAP whereas non-GAAP measures exclude items described in the reconciliation tables below.  Non-GAAP financial information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current and past periods.  The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Net cash used in operating activities	$(11,219)	$(11,597)	$(378)	(3%)
Exclude United Therapeutic milestone payment received	—	(12,500)	(12,500)	(100%)
Non-GAAP cash used in operating activities	$(11,219)	$(24,097)	$(12,878)	(53%)

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com under News & Events.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 or (412) 317-6671 and use the participant passcode: 7127207#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled ultra rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes," "anticipates," "plans," "expects," "intends," "will," "goal," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties detailed in MannKind's filings with the SEC, including risks related to the COVID-19 pandemic. For a discussion of these and other factors, please refer to MannKind’s annual report on Form 10-K for the year ended December 31, 2019 as well as MannKind’s other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

818-661-5000
ir@mannkindcorp.com

MANNKIND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$38,868	$29,906
Restricted cash	316	316
Short-term investments	—	19,978
Accounts receivable, net	5,032	3,513
Inventory	3,231	4,155
Prepaid expenses and other current assets	1,901	2,889
Total current assets	49,348	60,757
Property and equipment, net	26,517	26,778
Other assets	4,347	6,190
Total assets	$80,212	$93,725

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$6,731	$4,789
Accrued expenses and other current liabilities	18,326	15,904
Short-term note payable	5,101	5,028
Deferred revenue — current	30,840	32,503
Recognized loss on purchase commitments — current	7,250	7,394
Total current liabilities	68,248	65,618
Promissory notes	70,022	70,020
Accrued interest — promissory notes	3,259	2,002
Long-term Midcap credit facility	38,893	38,851
Senior convertible notes	5,000	5,000
Recognized loss on purchase commitments — long term	82,987	84,639
Operating lease liability	2,155	2,514
Deferred revenue — long term	1,772	8,344
Milestone rights liability	5,926	7,263
Total liabilities	278,262	284,251
Stockholders' deficit:
Undesignated preferred stock, $0.01 par value — 10,000,000 shares authorized; no shares issued or outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value - 280,000,000 shares authorized, 213,137,684 and 211,787,573 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	2,131	2,118
Additional paid-in capital	2,801,044	2,799,278
Accumulated other comprehensive loss	—	(19)
Accumulated deficit	(3,001,225)	(2,991,903)
Total stockholders' deficit	(198,050)	(190,526)
Total liabilities and stockholders' deficit	$80,212	$93,725

MANNKIND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Net revenue — commercial product sales	$8,000	$5,076
Revenue — collaborations and services	8,235	12,372
Total revenues	16,235	17,448
Expenses:
Cost of goods sold	4,164	4,020
Cost of revenue — collaborations and services	3,362	1,537
Research and development	1,755	1,667
Selling, general and administrative	14,350	25,673
Impairment of commitment asset	1,521	—
Gain on foreign currency translation	(1,796)	(1,935)
Total expenses	23,356	30,962
Loss from operations	(7,121)	(13,514)
Other (expense) income:
Interest income	133	318
Interest expense on notes	(1,071)	(593)
Interest expense on promissory notes	(1,259)	(1,080)
Other expense	(4)	(14)
Total other expense	(2,201)	(1,369)
Loss before provision for income taxes	(9,322)	(14,883)
Provision for income taxes	—	—
Net loss	$(9,322)	$(14,883)
Net loss per share - basic and diluted	$(0.04)	$(0.08)
Shares used to compute basic and diluted net loss per share	212,467	187,434